                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               GRAPHIX ZONE, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and  0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                               GRAPHIX ZONE, INC.
                              2915 DAIMLER STREET
                          SANTA ANA, CALIFORNIA 92705

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     You are invited to attend the Annual Meeting of Stockholders of Graphix Zone, Inc. (the "Company") to be held at 10:00 A.M., California time, on Tuesday, December 16, 1997 at the Company's principal executive offices, located at 2915 Daimler Street, Santa Ana, California 92705 for the following purposes as more fully described in the accompanying Proxy Statement:

          1. To elect two directors to the Board of Directors to hold office for one year and until their respective successors are elected and qualified.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors nominates David J. Hirschhorn and Kevin P. Genda as the nominees for election to the Board of Directors.

     The Board of Directors has fixed the close of business on October 22, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND TO VOTE AT THIS ANNUAL MEETING IN PERSON. STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID AND ADDRESSED ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND. IN THE EVENT A STOCKHOLDER WHO HAS RETURNED A SIGNED PROXY ELECTS TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE STOCKHOLDER WILL BE ENTITLED TO VOTE.

                                          By Order of the Board of Directors,

                                          /s/ DAVID J. HIRSCHHORN
                                          -----------------------
                                          David J. Hirschhorn
                                          Chairman of the Board

Santa Ana, California
October 28, 1997

                               GRAPHIX ZONE, INC.
                              2915 DAIMLER STREET
                          SANTA ANA, CALIFORNIA 92705

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Graphix Zone, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, December 16, 1997, at the Company's principal executive offices located at 2915 Daimler Street, Santa Ana, California 92705 at 10:00 A.M., California time, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is November 10, 1997.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     The Board of Directors of the Company (the "Board of Directors" or the "Board") has fixed the close of business on October 22, 1997, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). The Company has two classes of voting securities entitled to be voted at the Meeting, Common Stock, par value $.01 per share (the "Common Stock"), and Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred"). At the Record Date, 16,179,004 shares of Common Stock and 1,185,185 shares of Series C Preferred were issued and outstanding. Each share of Common Stock entitles the record holder on the Record Date to one vote on all matters to which this Proxy Statement applies. Each share of Series C Preferred entitles the record holder on the Record Date to the number of votes equal to the number of shares of Common Stock into which such share of Series C Preferred could be converted pursuant to the Certificate of Designations of Series C Convertible Preferred Stock (voting together with the Common Stock as a single class) on all matters to which this Proxy Statement applies. As of the Record Date, each share of Series C Preferred entitles the record holder to 1.018 votes per share. If shares of Series C Preferred are convertible into a non-integral number of shares of Common Stock, the aggregate number of votes to which such stockholder is entitled shall be rounded to the nearest whole vote. With respect to the election of directors only (Proposal 1), stockholders may vote in favor of all of the nominees or withhold their votes as to all of the nominees or withhold their vote as to specific nominees.

     Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (a) by delivering to the Secretary of the Company, Carrie Style, at or prior to the Annual Meeting, an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (b) at the Annual Meeting, if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted "FOR" election of the Board's two nominees for directors of the Company. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

     A majority of the outstanding shares of Common Stock and Series C Preferred (on an as converted basis) entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. The candidates for election as directors will be elected by the affirmative vote of a plurality of the shares of Common Stock and Series C Preferred (on an as converted basis) present in person or by proxy, entitled to vote and actually voting at the Annual Meeting. Abstentions will be counted as votes against any of the proposals as to which a stockholder abstains, but non-votes will have no effect on the voting with respect to any proposal as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers, employees and consultants of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

     The Company was formed in January 1996 for the purpose of acquiring GZ Multimedia, Inc. (formerly, Graphix Zone, Inc.), a California corporation ("GZ-CA"), and StarPress, Inc., a Colorado corporation ("StarPress"), in reverse triangular mergers pursuant to a "Reorganization Agreement" entered into by both GZ-CA and StarPress on January 3, 1996 (the "Reorganization"). On June 28, 1996, the Reorganization was consummated and GZ-CA and StarPress became wholly-owned subsidiaries of the Company.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table contains certain information as of the Record Date regarding all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding voting securities of the Company (namely, shares of Common Stock or Series C Preferred). The table also contains information as of the Record Date relating to each class of equity securities of the Company (namely, the Common Stock, Series C Preferred and Series B Convertible Preferred Stock ("Series B Preferred")) beneficially owned by each of the directors of the Company, each nominee for director, each of the executive officers named in the Summary Compensation Table set forth herein under the caption "Compensation of Executive Officers" (such officers are collectively referred to herein as the "Named Executive Officers") and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person or based upon statements filed with the U.S. Securities and Exchange Commission (the "SEC").

                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)
                                                 ---------------------------------------------------------
                                                                PERCENT                           PERCENT
                     NAME                        COMMON STOCK   OF CLASS     SERIES C PREFERRED   OF CLASS
-----------------------------------------------  ------------   --------     ------------------   --------
NEA Enterprise Associates V, Limited
Partnership(3).................................      900,114       5.56%             --                --
  1119 St. Paul Street
  Baltimore, Maryland 21202
Charles R. Cortright, Jr. and Angela Aber
Cortright(4)...................................      846,400       5.22%             --                --
  23 San Mateo Way
  Corona Del Mar, California 92625
The Gifford Fund(5)............................      901,217       5.41%             --                --
  230 Park Avenue
  New York, New York 10169
Pangaea Fund Limited(6)........................    1,986,137      10.93%             --                --
  250 Kitchawan Road
  South Salem, New York 10590
Madeleine L.L.C.(7)............................   11,180,931      40.86%             --                --
  450 Park Avenue
  28th Floor
  New York, New York 10022
Inscape(8).....................................      965,215       5.63%        948,148                80%
  c/o Warner Music Group, Inc.
  4000 Warner Blvd.
  Burbank, California 91522
Trimark Interactive, Inc.(9)...................      241,304       1.47%        237,037                20%
  2644 30th Street
  Santa Monica, California 90405
DIRECTORS/NOMINEES
David J. Hirschhorn(10)........................    1,009,167       5.87%             --                --
  2915 Daimler Street
  Santa Ana, California 92705
Kevin P. Genda(11).............................           --         --              --                --

                                         (Table continued on the following page)

(Table continued from the preceding page)

                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)
                                                 ---------------------------------------------------------
                                                                PERCENT                           PERCENT
                     NAME                        COMMON STOCK   OF CLASS     SERIES C PREFERRED   OF CLASS
-----------------------------------------------  ------------   --------     ------------------   --------
NAMED EXECUTIVE OFFICERS WHO ARE NOT
  DIRECTORS/NOMINEES
Ronald S. Posner(12)...........................      375,698       2.32%             --                --
Charles R. Cortright, Jr.(4)(13)...............      846,400       5.22%             --                --
  23 San Mateo Way
  Corona Del Mar, California 92625
Norman H. Block(14)............................           --         --              --                --
Melissa Orr(15)................................           --         --              --                --
All directors and executive officers as a
  group(3 persons)(16).........................    1,384,865       8.06%             --                --

---------------

 (1) Subject to applicable community property and similar statutes.

 (2) Includes (a) shares beneficially owned, whether directly or indirectly, individually or together with associates, (b) shares of which beneficial ownership may be acquired within 60 days of the Record Date by exercise of stock options ("Stock Option Shares") and by exercise of stock warrants ("Stock Warrant Shares") and (c) shares of which beneficial ownership may be acquired within 60 days of the Record Date by conversion of shares of Series B Preferred and Series C Preferred.

 (3) A Schedule 13G dated February 10, 1997 was filed with the SEC on February 14, 1997 (the "Schedule 13G") which reported that the following entities and individuals shared voting power and dispositive power with respect to 900,114 shares of Common Stock: New Enterprise Associates V, Limited Partnership, a Delaware limited partnership ("NEA V"), NEA Partners V, Limited Partnership, a Delaware limited partnership ("NEA Partners V"), which is the sole general partner of NEA V, and Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), a former director of the Company, Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). The General Partners are individual general partners of NEA Partners V. The persons and entities named in this footnote are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons." The Schedule 13G reported that NEA was the record owner of 900,114 shares of Common Stock as of December 31, 1996 (the "Record Shares"). The Schedule 13G reported that as the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the Record Shares. The Schedule 13G reported that as general partners of NEA Partners V, which is the sole general partner of NEA V, each of the General Partners also may be deemed to own beneficially the Record Shares. In the Schedule 13G, each Reporting Person disclaimed beneficial ownership of such shares of Common Stock except, in the case of NEA V for the 900,114 shares it held of record. The Schedule 13G reported that the address of the principal business office of NEA V, NEA Partners V, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The Schedule 13G reported that the address of the principal business office of McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

 (4) A Schedule 13D dated July 15, 1996 was filed with the SEC on July 25, 1996 (the "Schedule 13D") which reported that Charles R. Cortright, Jr. and Angela Aber Cortright had sole voting power and dispositive power with respect to 846,400 shares of Common Stock which amount included 30,000 Stock Option Shares.

 (5) Includes 29,412 Stock Warrant Shares and 440,771 shares of Common Stock of which beneficial ownership may be acquired within 60 days of the Record Date by conversion of shares of Series B Preferred. The terms of the Certificate of Designations of Series B Convertible Preferred Stock of the Company (the "Series B Certificate") provide that shares of the Series B Preferred are convertible into shares of Common Stock at a conversion price per share equal to the lower of (i) $3.375 or (ii) 80% of the average closing bid price of the Common Stock for the five days immediately prior to the conversion

                                     (Footnotes continued on the following page)

(Footnotes continued from the preceding page)

      date. Notwithstanding the foregoing provisions of the Series B Certificate, as part of its restructuring plan, the Company currently is negotiating with the holders of shares of Series B Preferred to exchange such shares into shares of Common Stock at an exchange price of approximately $.75 per share. Accordingly, the aggregate number of 440,771 shares of Common Stock referred to in this footnote that may be acquired by conversion of shares of Series B Preferred has been calculated using an exchange price of approximately $.75 per share.

 (6) Represents 121,530 Stock Warrant Shares and 1,864,607 shares of Common Stock of which beneficial ownership may be acquired within 60 days of the Record Day by conversion of shares of Series B Preferred. See footnote 5 above for a description of the terms of conversion of the Series B Preferred and the contemplated exchange of such shares currently being negotiated by the Company. The aggregate number of 1,864,607 shares of Common Stock referred to in this footnote that may be acquired by conversion of shares of Series B Preferred has been calculated using an exchange price of approximately $.75 per share.

 (7) Represents 11,180,931 Stock Warrant Shares.

 (8) Represents shares of Common Stock of which beneficial ownership may be acquired within 60 days of the Record Date by conversion of shares of Series C Preferred.

 (9) Represents shares of Common Stock of which beneficial ownership may be acquired within 60 days of the Record Date by conversion of shares of Series C Preferred.

(10) Includes 1,000,000 Stock Option Shares.

(11) Mr. Genda is a Managing Director of Cerberus Partners, L.P., the managing member of Madeleine L.L.C. Mr. Genda disclaims beneficial ownership of the 11,180,931 Stock Warrant Shares beneficially owned by Madeleine L.L.C.

(12) Mr. Posner ceased to be an executive officer and employee of the Company on May 12, 1997.

(13) Mr. Cortright ceased to be an executive officer of the Company on October 28, 1996. Mr. Cortright ceased to be an employee of the Company on March 17, 1997.

(14) Mr. Block ceased to be an executive officer and employee of the Company on April 18, 1997.

(15) Ms. Orr ceased to be an executive officer and employee of the Company on June 9, 1997.

(16) Includes 1,000,000 Stock Option Shares.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Under the Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), David J. Hirschhorn and Kevin P. Genda each have been nominated by the Board of Directors for election at the Annual Meeting to serve one year terms expiring at the Company's Annual Meeting in 1998 and until his successor is elected and qualified. A plurality of the votes cast at the Annual Meeting is required for election of each nominee.

     The Bylaws provide for two directors. Currently, there are two directors whose terms expire at the Annual Meeting. Each of the nominees presently serves as a director and has served continuously as a director of the Company since the date indicated in his biography below. In the event the nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the Board of Directors. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF DAVID J. HIRSCHHORN AND KEVIN P. GENDA AS DIRECTORS OF THE COMPANY.

INFORMATION WITH RESPECT TO THE DIRECTOR NOMINEES

     The following table sets forth information regarding the nominees, including age on the date of the Annual Meeting, present position with the Company, period served as a director (as applicable) and other business experience during the past five years.

                                 DIRECTOR               PRINCIPAL OCCUPATION AND OTHER
         NAME           AGE        SINCE                INFORMATION CONCERNING NOMINEE
----------------------  ----    -----------    -------------------------------------------------
David J. Hirschhorn      35      Feb. 1997     Mr. Hirschhorn has served as Co-Chairman of the
                                               Board, Chief Executive Officer and a director of
                                               the Company since March 1997. In April 1997, Mr.
                                               Hirschhorn was appointed President of the
                                               Company. In June 1997, Mr. Hirschhorn also became
                                               Chairman of the Board, Chief Financial Officer
                                               and Treasurer of the Company. From May 1994 to
                                               March 1997, Mr. Hirschhorn held the position of
                                               Managing Director/Corporate Finance at Cruttenden
                                               Roth Incorporated, an investment banking firm.
                                               From April 1990 to May 1994, Mr. Hirschhorn
                                               served as Vice President/Capital Markets of The
                                               Nikko Securities Company International, Inc., an
                                               investment banking firm.
Kevin P. Genda           33      June 1997     Mr. Genda has served as a director of the Company
                                               since June 1997 when he came onto the Board as a
                                               condition to the Amended Loan and Security
                                               Agreement dated June 5, 1997 by and between the
                                               Company and Madeleine L.L.C. ("Madeleine"), the
                                               Company's secured creditor. For a discussion of
                                               the terms of the Amended Loan and Security
                                               Agreement see "Transactions with Management and
                                               Others," herein. Since August 1995, Mr. Genda has
                                               served as a Managing Director of Cerberus
                                               Partners, L.P., the managing member of Madeleine.
                                               From August 1993 to August 1995, Mr. Genda held
                                               the position of Vice President of Foothill
                                               Capital Corporation, an asset based lender. Mr.
                                               Genda serves as (a) Chairman of the Board of
                                               Winterland Production, Inc., an apparel
                                               manufacturer, since April 1997, (b) a director of
                                               Zorro Holdings, an apparel manufacturer and
                                               retailer, since December 1996, and (c) a director
                                               of Tims Amusements, a gaming company, since April
                                               1997.

INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS WHO ARE NOT DIRECTOR NOMINEES

     Currently, David J. Hirschhorn is the only executive officer and employee of the Company. The following table sets forth similar information as that provided for the director nominees with respect to those persons who served as executive officers of the Company at times during the Fiscal Year ended June 30, 1997 ("Fiscal 1997") and who are not director nominees.

                                                 PRINCIPAL OCCUPATION AND OTHER
         NAME              AGE           INFORMATION CONCERNING FORMER EXECUTIVE OFFICER
-----------------------    ----    -----------------------------------------------------------
Norman H. Block             56     Mr. Block was a director of the Company from October 1996
                                   to April 1997. From January 1996 to April 1997, Mr. Block
                                   held the position of Chief Operating Officer of the
                                   Company. Mr. Block also held the positions of Chief
                                   Financial Officer from January 1996 to August 1996 and from
                                   October 1996 to March 1997 and President from October 1996 to April 1997. Prior to joining the Company, Mr. Block was
                                   Managing Director of PLATINUM Technology, Inc.'s Locus
                                   Laboratory, the leading supplier of software products
                                   integrating UNIX systems with desktop operating systems.
                                   Prior to joining Locus Laboratory, from 1993 to 1995 Mr.
                                   Block was Chief Executive Officer of Qual/Soft, a provider of advanced technology for quality information management.
                                   Prior to joining Qual/Soft, from 1987 to 1992 Mr. Block was founder and President of Evernet Systems, Inc. which was
                                   the nation's largest independent network systems
                                   integration firm. From 1983 to 1987, Mr. Block was
                                   Executive Vice President of Ashton-Tate, a leading software development company.
Charles R. Cortright        48     Mr. Cortright served as the Company's President, Chief
                                   Executive Officer and a director from January 1996 until
                                   October 1996. Prior thereto, Mr. Cortright was Chairman,
                                   President and Chief Executive Officer of GZ-CA since August
                                   1989 and interim Chief Financial Office of GZ-CA since May
                                   1995.
Melissa Orr                 31     Ms. Orr held the position of Vice President, Sales from
                                   April 1996 to June 1997. Prior thereto, Ms. Orr served as
                                   the Director of National Retail Accounts for Symantac
                                   Corporation, a PC software company, from June 1994 to March
                                   1996. Ms. Orr also held various sales and marketing
                                   positions at Central Point Software, a PC software company, from November 1993 to May 1994, SoftNet, Inc., a facsimile software company from July 1992 to November 1993 and Calera
                                   Recognition Systems, an OCR company, from September 1990 to
                                   July 1992.
Ronald S. Posner            55     Mr. Posner served as a director of the Company from January
                                   1996 to October 1997, the Company's Chairman of the Board
                                   from January 1996 to March 1997, the Company's Co-Chairman of the Board from March 1997 to May 1997, and the Company's
                                   Chief Executive Officer from October 1996 to March 1997.
                                   Prior thereto, Mr. Posner served as Chairman of StarPress
                                   from June 1995 until the closing of the Reorganization.
                                   Prior to June 1995 and since it was incorporated in 1993,
                                   Mr. Posner was the President and Chief Executive Officer of
                                   StarPress Multimedia, which became a wholly-owned
                                   subsidiary of StarPress as of June 1995. Prior to joining
                                   StarPress Multimedia, Mr. Posner was the Chief Executive
                                   Officer of WordStar inc., a software company from 1990 to
                                   1995. Prior to joining WordStar, from 1989 to 1990, Mr.
                                   Posner served as President and Chief Executive Officer of
                                   Peter Norton Computing, Inc., a PC software company.

                                                 PRINCIPAL OCCUPATION AND OTHER
         NAME              AGE           INFORMATION CONCERNING FORMER EXECUTIVE OFFICER
-----------------------    ----    -----------------------------------------------------------
Robert D. Shishino          42     Mr. Shishino held the positions of Vice President, Finance and Chief Financial Officer from March 1997 to June 1997.
                                   Prior thereto, Mr. Shishino held the position of Director,
                                   Business Administrations for Nextel Communications, Inc., a
                                   telecommunications company, from July 1994 to November 1996 and Director, Finance for Control Data Systems, Inc., a
                                   systems integration company, from July 1989 to June 1994.
Angela C. Cortright         42     Ms. Cortright served as the Executive Vice President and
                                   Secretary and as a director of the Company from January
                                   1996 to October 1996. Prior thereto, Ms. Cortright was
                                   Executive Vice President -- Marketing and Secretary of
                                   GZ-CA since August 1989.

     In addition to the executive officers listed above, the following persons also served as executive officers of the Company during Fiscal 1997; however, the Company does not have information regarding the age and business experience during the past five years for each of these persons.

          NAME                              FORMER EXECUTIVE OFFICER POSITION
-------------------------    ----------------------------------------------------------------
David Boss                   Mr. Boss held the position of Managing Director of the Company from February 1997 to June 1997.
Kip Konwiser                 Mr. Konwiser held the position of Vice President, Interactive
                             Entertainment of the Company from January 1996 to June 1997.
Derrick Morton               Mr. Morton held the position of Vice President, Production of the Company from September 1996 to June 1997.
Frank Murnane                Mr. Murnane held the position of Chief Financial Officer of the
                             Company from August 1996 to October 1996.
Robert Sebastian             Mr. Sebastian held the position of Vice President, Marketing of the Company from February 1997 to June 1997.
Joanna Skrdlant              Ms. Skrdlant held the position of Vice President, Marketing of the Company from August 1996 to February 1997.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD AND ITS COMMITTEES

     The Board of Directors manages the business of the Company. It establishes overall policies and standards for the Company and reviews the performance of management. The directors are kept informed of the Company's operations at meetings of the Board through reports and analyses and discussions with management and with the Company's independent public auditors. Since June 1997, the Board has operated without any standing committees, including an audit, compensation and nominating committee. During Fiscal 1997, the Board had established a Compensation Committee and a Stock Option Committee.

     During the Fiscal Year, the Board of Directors met on four occasions and took action by Unanimous Written Consent on six occasions.

     Each incumbent director attended 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the Fiscal Year (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served during the Fiscal Year (held during the period that he served).

COMPENSATION OF DIRECTORS

     All directors of the Company are reimbursed for out-of-pocket expenses in connection with attendance of Board of Directors' Meetings or Committee Meetings.

     Directors who are also employees of the Company are not paid any fees or remuneration, as such, for service on the Board or on any Board Committee. In Fiscal 1997, each non-employee director earned $1,000 for each Board meeting in which he participated.

     With the exception of directors serving on the Stock Option Committee, all directors are eligible to receive discretionary stock options under the Company's 1996 Stock Option Plan (the "1996 Plan"). In addition, on July 1st of each year, each director who is a member of the Stock Option Committee under the 1996 Plan received a nonqualified stock option to purchase 25,000 shares of Common Stock under the 1996 Plan. The exercise price for such options will be the fair market value of the Common Stock on the date of grant. These options become exercisable in two equal six month installments beginning on the date of grant.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Except as noted below, the following table discloses compensation paid by the Company during Fiscal 1997, the fiscal year ended June 30, 1996 ("Fiscal 1996"), and the fiscal year ended June 30, 1995 ("Fiscal 1995") to (i) three individuals who served as the Company's Chief Executive Officer during Fiscal 1997 and (ii) two individuals who would have been among the four most highly-paid executive officers, other than the Chief Executive Officer, but for the fact that they were not serving as executive officers at the end of Fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  -------------
                                                                   SECURITIES
                                         ANNUAL COMPENSATION       UNDERLYING
                                         --------------------     OPTIONS/SARS       ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY($)    BONUS($)         (#)          COMPENSATION
------------------------------  -----    --------     -------     -------------     ------------
David J. Hirschhorn...........   1997    $ 52,500     $    --       2,500,000         $     --
  Chairman of the Board,         1996          --          --              --               --
  President, Chief Executive     1995          --          --              --               --
  Officer, Chief Financial
  Officer and Treasurer
Ronald S. Posner(1)...........   1997     100,769      70,000(2)      660,015(3)        89,574(4)
  Co-Chairman of the Board       1996     120,000      20,000         109,995               --
  and Chief Executive Officer    1995          --          --              --               --

Charles R. Cortright,            1997      75,177          --          60,000(6)            --
  Jr.(5)......................
  President and Chief            1996     131,044          --          10,000               --
  Executive Officer              1995      98,150          --              --               --

Norman H. Block(7)............   1997     152,933      35,000         300,000(8)       135,000(9)
  President, Chief Operating     1996      58,854       5,000         225,000               --
  Officer and Chief Financial    1995          --          --              --               --
     Officer

Melissa Orr(10)...............   1997     120,573          --         125,000(11)       65,000(12)
  Vice President, Sales          1996      23,269          --              --               --
                                 1995          --          --              --               --

---------------
 (1) Mr. Posner ceased to be Chief Executive Officer of the Company on March 17, 1997 and Co-Chairman of the Board and an employee of the Company on May 12, 1997.

 (2) Represents 24,348 shares of Common Stock, with a fair market value of $70,000 on the date of issuance, issued by the Company to Mr. Posner as payment for accrued compensation.

 (3) Includes options to purchase 384,995 shares of Common Stock with respect to which the exercise price was repriced to $2.88 per share effective October 23, 1996 pursuant to a resolution adopted by the Stock Option Committee of the Board of Directors of the Company which repriced an aggregate of 894,950 options on such date (the "Repriced Options").

                                     (Footnotes continued on the following page)

(Footnotes continued from the preceding page)

 (4) Represents accrued severance payments in the amount of $45,800 to be paid to Mr. Posner and the cancellation by the Company of a promissory note by Mr. Posner in favor of the Company, with an outstanding principal and accrued and unpaid interest balance of $43,774 on the date of cancellation, in connection with the termination of Mr. Posner's employment with the Company.

 (5) Mr. Cortright ceased to be President and Chief Executive Officer of the Company on October 28, 1996. Mr. Cortright ceased to be an employee of the Company on March 17, 1997.

 (6) Includes Repriced Options to purchase 35,000 shares of Common Stock.

 (7) Mr. Block ceased to be Chief Financial Officer of the Company on March 10, 1997 and President, Chief Operating Officer and an employee of the Company on April 18, 1997.

 (8) Includes Repriced Options to purchase 225,000 shares of Common Stock.

 (9) Represents severance payments in the amount of $45,000 paid and accrued severance payments in the amount of $90,000 to be paid to Mr. Block in connection with the termination of Mr. Block's employment with the Company.

(10) Ms. Orr ceased to be Vice President, Sales and an employee of the Company on June 9, 1997.

(11) Includes Repriced Options to purchase 25,000 shares of Common Stock.

(12) Represents severance payments in the amount of $65,000 paid to Ms. Orr in connection with the termination of her employment with the Company.

STOCK OPTIONS

     Stock Option Grants. During Fiscal 1997, stock options were awarded to certain of the Named Executive Officers in the amounts and with the terms indicated in the following table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL
                                   INDIVIDUAL GRANTS                                              REALIZABLE VALUE AT
---------------------------------------------------------------------------------------              ASSUMED ANNUAL
                         NUMBER OF          % OF TOTAL                                            RATES OF STOCK PRICE
                        SECURITIES         OPTIONS/SARS        EXERCISE                               APPRECIATION
                        UNDERLYING          GRANTED TO          OR BASE                            FOR OPTION TERM(1)
                       OPTIONS/SARS        EMPLOYEES IN          PRICE         EXPIRATION     ----------------------------
        NAME            GRANTED(#)          FISCAL YEAR        ($/SH)(2)         DATE            5%($)           10%($)
---------------------  -------------       -------------       ---------       --------       -----------      -----------
David J. Hirschhorn      2,500,000(3)          66.3%             $2.00          3/17/06        $1,381,408       $3,052,550
Ronald S. Posner            25,000(4)           0.7%              6.88           7/1/06           108,170          274,124
                           250,000(4)           6.6%              4.63          8/16/06           727,946        1,844,757
                            25,000(4)(5)        0.7%              2.88           7/1/06            45,280          114,749
                           250,000(4)(5)        6.6%              2.88          8/16/06           452,804        1,147,495
                            24,932(4)(5)        0.7%              2.88          7/24/05            45,157          114,437
                            85,083(4)(5)        2.3%              2.88          7/24/05           154,104          390,529
Charles R. Cortright,
  Jr.                       25,000(6)           0.7%              6.88           7/1/06           108,170          274,124
                            25,000(5)(6)        0.7%              2.88           7/1/06            45,280          114,749
                            10,000(5)(6)        0.3%              2.88         10/13/05            18,112           45,900
Norman H. Block             75,000(7)           2.0%              2.88         10/23/06           135,841          344,248
                           225,000(5)(7)        6.0%              2.88          1/15/06           407,524        1,032,745
Melissa Orr                 25,000(8)           0.7%              6.00           4/9/06            94,334          239,061
                            75,000(5)(8)        2.0%              2.88         10/23/06           135,841          344,248
                            25,000(5)(8)        0.7%              2.88           4/9/06            45,280          114,749

---------------

(1) In accordance with the rules of the U.S. Securities and Exchange Commission, shown are the hypothetical gains or "option spreads" that would exist for the respective options.

(2) All options were granted at the market price on the date of grant.

                                     (Footnotes continued on the following page)

(Footnotes continued from the preceding page)

(3) Mr. Hirschhorn's nonqualified stock option vests as follows: 1,000,000 shares on March 17, 1997, 200,000 shares on March 17, 1998, 300,000 shares on March 17, 1999, 450,000 shares on March 17, 2000, and 550,000 shares on March 17, 2001. The stock option may be exercised as to the vested portions at any time after the date of vesting until five years from the individual vesting dates. In the event that an entity which is not an affiliate of an existing stockholder of the Company acquires more than 50% of the voting stock of the Company or acquires control of the Board of Directors of the Company, all options immediately shall vest.

(4) Mr. Posner's nonqualified stock option to purchase 25,000 shares of Common Stock was granted on July 1, 1996 and vested in two equal installments on December 31, 1996 and July 1, 1997, respectively. Mr. Posner's nonqualified stock option to purchase 250,000 shares of Common Stock vested immediately on August 16, 1996, the date of grant. Mr. Posner's nonqualified stock options to purchase 24,932 and 85,083 shares of Common Stock were granted on July 24, 1995 and vested at the rate of one sixteenth per quarter over a four year period commencing on the date of grant with the first installment vesting on November 1, 1995.

(5) Represents options with respect to which the exercise price was amended pursuant to the repricing action taken by the Stock Option Committee effective as of October 23, 1996 to equal $2.88, the last sale price on The Nasdaq SmallCap Market on October 22, 1996.

(6) Mr. Cortright's nonqualified stock option to purchase 25,000 shares of Common Stock was granted on July 1, 1996 and vested in two equal installments on December 31, 1996 and July 1, 1997, respectively. Mr. Cortright's nonqualified stock option to purchase 10,000 shares of Common Stock was granted on October 13, 1995 and vested immediately on the date of grant.

(7) Mr. Block's nonqualified stock option to purchase 75,000 shares of Common Stock was granted on October 23, 1996 and vested in multiple installments over four years, with 18,750 options vesting on the date of grant and the balance vesting at the rate of one sixteenth per quarter over a four year period commencing on the date of grant. Mr. Block's nonqualified stock option to purchase 225,000 shares of Common Stock was granted on January 16, 1996 and vested in twenty-four equal monthly installments with the first installment vesting on the date of grant and the remaining installments vesting over the twenty-four month period following the date of grant. In the event of a change in control of the Company following the Reorganization, Mr. Block's nonqualified stock option to purchase 225,000 shares of Common Stock immediately shall vest.

(8) Ms. Orr's nonqualified stock option to purchase 25,000 shares of Common Stock was granted on August 1, 1996 and vested in five equal installments on each of April 9, 1997, 1998, 1999, 2000 and 2001. Ms. Orr's nonqualified stock option to purchase 75,000 shares of Common Stock was granted on October 23, 1996 and vested 25% on the date of grant, with the balance of the options vesting at the rate of one sixteenth per quarter over a four year period commencing on the date of grant.

     Option Exercises/Fiscal Year End Value. During Fiscal 1997, none of the Named Executive Officers, including any one of the three persons who held the office of Chief Executive Officer in Fiscal 1997, exercised any stock options or SARs. None of the Named Executive Officers, including any one of the three persons who held the office of Chief Executive Officer in Fiscal 1997, held SARs. The following table includes the number of shares of Common Stock covered by both exercisable and unexercisable stock options as of June 30, 1997, for the Named Executive Officers who hold options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                    OPTIONS/SARS AT                     OPTION/SARS
                                                       FY-END(#)                      AT FY-END($)(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
David J. Hirschhorn........................    1,000,000       1,500,000           $--              $--
Ronald S. Posner...........................      310,618          74,397            --               --
Charles R. Cortright, Jr...................           --              --            --               --
Norman H. Block............................      172,266         127,734            --               --
Melissa Orr................................       22,266          77,734            --               --

---------------

(1) Excludes the value of all unexercised options which have an exercise price greater than or equal to $2.75, the closing price of the Common Stock on June 30, 1997 (the last stock trading day of Fiscal 1997).

     Report on Repricing of Options. The following table includes for all Named Executive Officers certain information relating to options which were repriced for all Named Executive Officers during Fiscal 1997 and for all other executive officers who held office during Fiscal 1997, for the past 10 completed fiscal years. All Named Executive Officers and other executive officers were treated in the same manner. Officers of the Company during the Fiscal Year who first became officers after the repricing transaction are not included in the following table. On October 23, 1996, the Company's Stock Option Committee made the decision to reprice "underwater" stock options held by officers and directors of the Company (the "Repricing Transaction"). An aggregate of 894,950 stock options were repriced in the Repricing Transaction to an exercise price of $2.88 per share, the fair market value of the Common Stock on October 22, 1996. The Stock Option Committee's rationale for repricing options appeared to be that the officers and directors whose options were "underwater" would not realize the benefit originally conferred; accordingly, such benefit should be restored. In addition, the Stock Option Committee believed it to be appropriate to continue to incentivize its directors, officers and key employees. Other than the Repricing Transaction, no other stock options of the Company were repriced during the last ten completed fiscal years.

                         TEN-YEAR OPTION/SAR REPRICING

                                                    NUMBER OF
                                                   SECURITIES                                              LENGTH OF
                                                   UNDERLYING    MARKET PRICE     EXERCISE                  ORIGINAL
                                                    OPTIONS/     OF STOCK AT      PRICE AT                OPTION TERM
                                                      SARS         TIME OF        TIME OF        NEW      REMAINING AT
                                                   REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE     DATE OF
                                                     AMENDED      AMENDMENT      AMENDMENT      PRICE     REPRICING OR
                 NAME                     DATE         (#)           ($)            ($)          ($)       AMENDMENT
--------------------------------------  --------   -----------   ------------   ------------   --------   ------------
Ronald S. Posner......................  10/23/96      25,000        $ 2.88         $ 6.88       $ 2.88       116 mo.
  Co-Chairman of the Board and          10/23/96     250,000          2.88           4.63         2.88       188 mo.
  Chief Executive Officer               10/23/96      24,932          2.88           4.91         2.88       105 mo.
                                        10/23/96      85,083          2.88           6.61         2.88       105 mo.
Charles R. Cortright, Jr..............  10/23/96      25,000          2.88           6.88         2.88       116 mo.
  President and Chief Executive
    Officer                             10/23/96      10,000          2.88           5.88         2.88       108 mo.
Norman H. Block.......................  10/23/96     225,000          2.88           5.25         2.88       111 mo.
  President, Chief Operating Officer
  and Chief Financial Officer
Melissa Orr...........................  10/23/96      25,000          2.88           6.00         2.88       114 mo.
  Vice President, Sales
Angela C. Cortright...................  10/23/96      10,000          2.88           5.88         2.88       108 mo.
  Executive Vice President and
  Secretary
Kip Konwiser..........................  10/23/96       8,000          2.88           5.75         2.88       108 mo.
  Vice President, Interactive           10/23/96      20,000          2.88           3.25         2.88       118 mo.
  Entertainment
Derrick Morton........................  10/23/96       7,000          2.88           4.00         2.88       100 mo.
  Vice President, Production            10/23/96       4,000          2.88           4.25         2.88       118 mo.
Joanna Skrdlant.......................  10/23/96       5,000          2.88           4.00         2.88       100 mo.
  Vice President, Marketing

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Prior to his resignation on April 18, 1997, pursuant to an employment agreement dated January 15, 1996, Norman H. Block, the Company's former President, Chief Operating Officer and Chief Financial Officer, was entitled to a base salary of $148,200 per year, a bonus of $10,000 payable within 30 days after each quarter in which the Company achieves profits in excess of $300,000, and an additional $20,000 bonus payable after the Company achieves four consecutive quarters of profits exceeding $1,200,000 or for achieving the Company's annual profit goals. All such profit goals contained a 10% plus or minus variance. Mr. Block's employment agreement also provided for a grant of 225,000 shares of restricted Common Stock which vested pro rata on a monthly basis over 24 months from January 15, 1996 and 9 months severance pay if terminated by the Company except that the severance amount would not apply if Mr. Block voluntarily resigned or if the Company terminated him for cause.

     In addition to his employment agreement, upon his resignation as an officer and a director from the Company and the Company's subsidiaries, Mr. Block entered into a Separation and Settlement Agreement as of April 18, 1997 pursuant to which the Company agreed to pay to Mr. Block an aggregate of $102,850 less applicable withholding and which included $12,850 of accrued vacation pay. This aggregate amount is payable in installments from April 1997 through October 1997. In addition, the parties exchanged mutual releases.

     Charles R. Cortright, Jr. served as President and Chief Executive Officer of the Company from June 28, 1996 to October 28, 1996 but continued to serve as an employee until his resignation on March 17, 1997. Prior to his resignation as the President and Chief Executive Officer of the Company on October 28, 1996, pursuant to an employment agreement dated April 18, 1996, Charles R. Cortright, Jr. was entitled to a base salary of $120,000 per year over the three year term of the agreement, was eligible to participate in a bonus plan to be adopted by the Company and was eligible for 12 months severance pay if terminated by the Company other than for cause. In connection with his change in employment status, Mr. Cortright entered into an Amended and Restated Employment Agreement as of October 28, 1996 (the "Amended Cortright Agreement") whereby he agreed to devote approximately one-half of normal working hours to the Company and be compensated at a base salary rate of $30,000 per six-month period, payable in semi-monthly installments. By its terms, the Amended Cortright Agreement terminated upon the earlier to occur of April 30, 1997, death of the employee, termination for cause or by mutual agreement; provided, however unless either party gives notice that it desires to terminate, the Amended Cortright Agreement automatically was extended for successive 6 month periods. The Amended Cortright Agreement also provided a severance benefit should the Company terminate Mr. Cortright for any reason other than for cause. Such severance benefit provided that the Company would continue to pay Mr. Cortright his base salary until the end of the term (or extended term). The Amended Cortright Agreement also provided that Mr. Cortright be entitled to participate in the Company's health insurance program to the same extent as a full-time employee for the remainder of his life, and the Company was to pay all related premiums. On October 13, 1997, the Company and Mr. Cortright entered into a Settlement Agreement and Mutual Release, effective as of May 30, 1997 in which, among other things, the Amended Cortright Agreement was terminated, except for certain confidentiality provisions. For a further discussion of the Settlement Agreement and Mutual Release see "Transactions with Management and Others," herein.

     Prior to being laid off by the Company on June 9, 1997, pursuant to a letter agreement dated March 25, 1996, Melissa Orr, Vice President, Sales, was entitled to a base salary of $110,000 with a non-refundable draw on commission of $10,000 to be earned ratably during the 1996 calendar year. Commissions earned by Ms. Orr would be paid at the rate of 1% of all sales that exceed $8,000,000, commencing April 1, 1996 through December 31, 1996. In addition, Ms. Orr was entitled to a severance benefit of six months base salary if she was terminated by the Company for any reason other than cause.

     Prior to his resignation as an officer of the Company, Ronald S. Posner and the Company were parties to an oral compensation agreement based on Mr. Posner's former written employment agreement with StarPress which entitled Mr. Posner to a base salary of $120,000 per year. In addition, pursuant to such agreement, Mr. Posner was entitled to participate in a bonus plan to be adopted by the Company and 12 months severance pay if terminated by the Company other than for cause.

     Upon his resignation as an officer of the Company and its subsidiaries, Mr. Posner, Co-Chairman of the Board and Chief Executive Officer and a director of the Company, entered into a Separation and Settlement Agreement as of May 21, 1997 pursuant to which the Company agreed to pay to Mr. Posner $45,800, less applicable withholding, payable in three installments commencing June 1, 1997 through November 1, 1997. In connection with such Agreement, the parties also exchanged mutual releases.

     Since March 17, 1997, the Company and David J. Hirschhorn have been operating pursuant to a written employment memorandum dated February 28, 1997 (the "Hirschhorn Employment Agreement"). Pursuant to the terms of the Hirschhorn Employment Agreement, the Company will pay to Mr. Hirschhorn an annual salary of $180,000 during the first year of the agreement, $250,000 during the second year of the agreement and $300,000 during the third year of the agreement. Mr. Hirschhorn's annual salary during the second or third year of such Agreement however, will be reduced to $180,000 if the Company has a net loss during the third and/or fourth quarter of the first or the second year, respectively, of the Hirschhorn Employment

Agreement. Pursuant to the terms of the Hirschhorn Employment Agreement, the Company agreed to pay to Mr. Hirschhorn his salary under such Agreement for a period of 18 months if Mr. Hirschhorn's employment with the Company is terminated for any reason at any time during the three-year term of such Agreement. Pursuant to the terms of the Hirschhorn Employment Agreement, the Company agreed to grant to Mr. Hirschhorn a stock option to purchase 2,500,000 shares of Common Stock at an exercise price of $2.00 per share. The stock option vests in five installments as follows: 1,000,000 shares on March 17, 1997, 200,000 shares on March 17, 1998, 300,000 shares on March 17, 1999, 450,000 shares on March 17, 2000, and 550,000 shares on March 17, 2001. Upon a change of control of the Company, all of the options vest immediately. The stock options may be exercised as to the vested portions at any time after the date of vesting until the date that is five years from the individual vesting dates.

     In addition to the above-referenced agreements, certain of the Company's stock option agreements contain termination or change of control provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Fiscal Year (until June 1997), the Compensation Committee of the Company's Board of Directors consisted of Mr. Kramlich and Mr. Yuen, neither of whom was at any time during the Fiscal Year, an officer or employee of the Company or its subsidiaries. As noted above, Messrs. Kramlich and Yuen resigned prior to the end of Fiscal 1997. As discussed under the caption "Transactions with Management and Others," herein, the Company entered into a lease agreement with a party which is an affiliate of Mr. Yuen; however, the term of such leasehold interest commenced after Mr. Yuen resigned as a director. There were no other Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or Board members of such other entities.

     During the Fiscal Year (until June 1997), the Stock Option Committee of the Company's Board of Directors consisted of Mr. Posner and Mr. Block. Prior to resigning, Messrs. Posner and Block served as directors and executive officers of the Company during the Fiscal Year. There are no Stock Option Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who served as executive officers or Board members of such other entities.

     Since June 3, 1997, the Company's Board of Directors has functioned without committees.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report of the Board on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     During Fiscal 1997, the Compensation Committee and the Stock Option Committee did not meet to discuss a compensation philosophy for the Company, rather the Company and the members of the Compensation and Stock Option Committees relied on the prior guidelines which are set forth below, tempered by the realization that as the Fiscal Year progressed and a new executive team was engaged to reorganize and/or reposition the Company, the Board, the Compensation Committee and the Stock Option Committee recognized the need to design compensation packages competitive with opportunities in other work-out/reorganization situations.

     All of the members of the Compensation Committee and the Stock Option Committee have resigned. The remaining members of the Board are Messrs. Hirschhorn and Genda. Mr. Genda has no knowledge of any compensation decisions since becoming a director. Mr. Hirschhorn, who became a director and executive officer on March 17, 1997 has focused on restructuring the Company. As a result of the restructuring, the Company laid-off a number of employees, resulting in Mr. Hirschhorn being the only employee. Accordingly, this Report is prepared over the name of Mr. Hirschhorn in his capacity as a reporter of past policies and practices. All such remarks are to the best of his knowledge.

     Compensation Policies and Philosophy. The Company's executive compensation policies were designed to attract, retain and reward executive officers and other key employees who contributed to the Company's success, to provide economic incentives to achieve the Company's business objectives by linking compensation to the performance of the Company, to align executive officer and key employee compensation with stockholder interests to create stockholder value and to reward individual performance. The Company will use a combination of base salary, cash bonuses and stock option awards to achieve the aforementioned objectives.

     In carrying out these objectives, the Compensation and Stock Option Committees or in the absence of those Committees, the Board of Directors, will consider a number of factors which include the level and types of compensation paid to executive officers and key employees in similar positions by comparable companies. In addition, the Compensation Committee, or the Board in the absence of such Committee, would review the individual performance of each executive officer, including a review of the ability of a given executive officer to meet individual performance objectives, demonstration of job knowledge and skills, and the ability to work with others towards the achievement of the Company's success.

     Components of Compensation. Executive officers' and other key employees' salaries were to be established in relation to a range of salaries for comparable positions among similar high technology and computer software companies of comparable size and complexity. In making salary recommendations, the Compensation Committee would look at the Company's financial position and performance, the contribution of individual executive officers and key employees during the prior fiscal year in helping meet the Company's financial and business objectives as well as overall performance of their individual responsibilities.

     Executive officers and key employees may be paid cash bonuses at the discretion of the Board of Directors. Cash bonuses may be used to reward prior individual performance in helping the Company achieve its financial and business objectives.

     The Stock Option Committee believed that equity ownership by executive officers and key employees provided incentive to build stockholder value and align the interests of executive officers and key employees with the stockholders. The size of stock option awards should usually be based upon factors such as comparable equity compensation offered by other high technology and computer software companies, the seniority of the executive officer or key employee and the contribution that the executive officer or key employee is expected to make to the Company. In determining the size of periodic grants the Stock Option Committee should consider prior grants to the executive officer or key employee, the executive officer's or key employee's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

     Compensation of the Chief Executive Officer. The Compensation Committee and Stock Option Committees respective policies were to review the performance of the Chief Executive Officer of the Company annually. During Fiscal 1997, the position of Chief Executive Officer was held at different times by three individuals, Charles R. Cortright, Jr., Ronald S. Posner and David J. Hirschhorn. Mr. Cortright's and Mr. Posner's compensation each was based upon a combination of a competitive base salary, a discretionary bonus and discretionary stock option grants, the latter two components most directly linking compensation with the Company's performance. Mr. Hirschhorn's employment agreement is comprised of cash compensation and stock options. The base salary escalates over a three year period; provided, however, to the extent that the Company suffers a loss during the third and/or fourth quarter of the first or second year, Mr. Hirschhorn's salary for the second or third year, respectively, will be reduced to the initial $180,000 base amount. This feature of Mr. Hirschhorn's compensation is specifically linked to corporate performance. Mr. Hirschhorn's options to purchase 2,500,000 shares of Common Stock vest through March 2001 providing Mr. Hirschhorn with the incentive to maximize shareholder value over an extended period of time. For a further discussion of the employment agreements of Messrs. Cortright, Posner and Hirschhorn, see the discussion under the caption "Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change of Control Arrangements."

                                          Respectfully submitted,

                                          David J. Hirschhorn
                                          Chairman of the Board

STOCK PERFORMANCE GRAPH

     The information under this caption, including, but not limited to, the Stock Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total return on the Hambrecht and Quist Technology Index and the Nasdaq Stock Market -- U.S. Index for the period beginning June 28, 1996, the effective date of the Reorganization, and ended June 30, 1997.

     The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.

                                  GRAPHIX ZONE
                              H&Q TECHNOLOGY INDEX
                         NASDAQ STOCK MARKET-U.S. INDEX

        MEASUREMENT PERIOD                                                     NASDAQ STOCK
      (FISCAL YEAR COVERED)            GRAPHIX ZONE       H&Q TECHNOLOGY        MARKET-U.S.
7/1/96                                          100.00              100.00              100.00
                                                 74.07               88.06               90.13
                                                 61.11               93.39               95.18
SEP-96                                           57.41              104.19              102.47
                                                 59.26              102.70              101.33
                                                 53.70              114.81              107.60
DEC-96                                           37.04              111.72              107.50
                                                 38.89              123.69              115.14
                                                 32.41              113.59              108.78
MAR-97                                           25.93              106.49              101.68
                                                  5.09              110.43              104.86
                                                  3.70              127.05              116.74
JUN-97                                            0.67              122.60              120.31

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     On December 24, 1996, the Company issued 9,167 shares of Common Stock to David J. Hirschhorn in his capacity as Managing Director/Corporate Finance at Cruttenden Roth Incorporated, the Company's investment banker at that time, in exchange for investment banking services rendered to the Company, having a value of $27,500 as determined by the Company. At the time of the transaction, Mr. Hirschhorn was not an employee, officer or director of the Company.

     On January 31, 1997, the Company entered into a loan agreement with Madeleine L.L.C., a New York limited liability company ("Madeleine"), in the original principal amount of $3,740,000 with an initial interest rate equal to the prime rate, as announced by Citibank, N.A., plus 4.25% and, commencing on July 31, 1997, increasing to a rate equal to such prime rate plus 6.25% (the "Madeleine Loan Agreement"). The Madeleine Loan Agreement is secured by all of the Company's assets and matures on January 30, 1998. The loan proceeds, net of $280,000 of fees paid to Madeleine, were $3,460,000. The Madeleine Loan Agreement has numerous negative covenants which restrict the ability of the Company to effect certain transactions without Madeleine's written consent. Among these negative covenants is a prohibition on declaring or paying any cash dividends. In connection with the Madeleine Loan Agreement, the Company issued to Madeleine a warrant (the "Madeleine Warrant") to purchase 300,000 shares of Common Stock at an exercise price equal to the lower of $2.68 per share or the fair market value of the Common Stock which shall be determined based on the average of the last sales prices for Common Stock over the 7 trading days immediately preceding the date of exercise (the "Fair Market Value Calculation"). The Madeleine Warrant expires on January 31, 2000. The Company recorded an original issue discount with respect to the Madeleine loan of $93,709 which represents the fair value of the Madeleine Warrant at the time of issuance. The fair value of the Madeleine Warrant is reflected as a reduction to the principal amount of the Madeleine Loan Agreement and is being amortized over the life of the loan. Kevin J. Genda is a Managing Director of Cerebus Partners, L.P., the managing member of Madeleine.

     On June 5, 1997, the Company and Madeleine entered into an amendment (the "Amendment") to the Madeleine Loan Agreement which provided for an additional loan in the principal amount of $1,300,000 under the terms of the Madeleine Loan Agreement. The loan proceeds from the Amendment, net of $50,000 of fees paid to Madeleine, were $1,250,000. Pursuant to the terms of the Amendment, Madeleine waived certain events of default under the Madeleine Loan Agreement and certain exceptions to the representations and warranties contained in the Madeleine Loan Agreement, which events of default and exceptions were outstanding on June 5, 1997. The Madeleine Loan Agreement and the Amendment are hereafter collectively referred to as the "Amended Loan Agreement." In connection with the Amendment, the company issued to Madeleine a warrant (the "Second Madeleine Warrant") to purchase 25% of the Common Stock, determined on a fully diluted basis as of June 5, 1997, at an exercise price equal to the lowest of (a) $0.2366 per share, (b) the lower of $1.00 per share or the fair market value (determined based on the Fair Market Value Calculation) of the Common Stock as of the effective date that the Company files a registration statement on Form S-4, or such other form, with the U.S. Securities and Exchange Commission, in connection with a merger or consolidation involving the Company, or (c) the fair market value (determined based on the Fair Market Value Calculation) of the Common Stock as of the date the Second Madeleine Warrant is exercised. The Second Madeleine Warrant expires on June 5, 2000. The Company recorded an original issue discount with respect to the Amendment of $489,870 which represents the fair value of the Second Madeleine Warrant at the time of issuance. The fair value of the Second Madeleine Warrant is reflected as a reduction to the principal amount of the Madeleine Loan Agreement and is being amortized over the life of the loan.

     As a condition subsequent to the Amendment, the Company entered into a loan transaction with Mr. David J. Hirschhorn, Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer and a director of the Company, pursuant to which in October 1997 Mr. Hirschhorn loaned $250,000 to the Company on similar terms as set forth in the Amendment. In connection with such loan, the Company agreed to issue to Mr. Hirschhorn a warrant to purchase shares of Common Stock on terms and conditions to be agreed to between the Company and Mr. Hirschhorn. The Company and Mr. Hirschhorn have not reached an agreement regarding the terms of the warrant.

     On July 14, 1997, the Company received a Notice of Default and Demand for Payment from Madeleine with respect to the Amended Loan Agreement based upon the Company's failure to make certain interest payments when due. The notice stated that the Company was in default under the terms of the Amended Loan Agreement and demanded that all past due amounts be paid to Madeleine by July 18, 1997. The Company did not pay to Madeleine the past due amounts by the July 18, 1997 deadline. On August 29, 1997, the Company received a second Notice of Default and Demand for Payment (the "August Notice") from Madeleine. The August Notice stated that in the event that the Company did not pay the past due amounts by September 5, 1997, Madeleine would exercise its rights to declare all obligations under the Amended Loan Agreement immediately due and payable. The Company did not pay the past due amounts by September 5, 1997. As of October 27, 1997, Madeleine has not declared all obligations under the Amended Loan

Agreement immediately due and payable. The Company currently is negotiating with Madeleine to obtain a waiver of defaults under the Amended Loan Agreement and to amend the terms of the Amended Loan Agreement to extend its term, reduce the interest rate thereof and provide for later payments of amounts thereunder.

     In June 1997, the Company entered into a lease (the "Lease") with Daimler Commerce Partners, L.P. (the "Partnership") with respect to the Company's headquarters facility. The general partner of the Partnership is Conifer Investments, Inc. ( "Conifer" ), the sole stockholders of Conifer are Thomas C.K. Yuen and Misako Yuen, as co-trustees of The Thomas Yuen Family Trust (the "Trust"), and the executive officers of Conifer include Mr. and Mrs. Yuen. Mr. and Mrs. Yuen, as co-trustees of the Trust beneficially own as of the Record Date 2% of the Common Stock. Until June 18, 1997, Mr. Yuen was a director of the Company. The headquarters facility consists of 3,000 square feet of office and warehouse space. The Lease term commenced on June 23, 1997, after Mr. Yuen resigned as a director, and may be terminated by the Partnership at any time upon 30 days notice. The monthly lease payment is $2,550, approximately $.85 per square foot, which management believes is below the per square foot market rate for comparable space.

     On October 13, 1997, Charles Cortright and Angela Cortright, former directors and executive officers of the Company, entered into a Settlement Agreement and Mutual General Release with the Company, effective as of May 30, 1997 (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, (a) Charles Cortright agreed to pay to the Company $10,000 regarding various expenses he charged to the Company; (b) the Company and Angela Cortright agreed that the amount that the Company owed to her under a certain provision of her Amended and Restated Employment Agreement was $5,000; and (c) Charles and Angela Cortright each waived their rights (including, but not limited to, health benefits) under their respective employment agreements with the Company and such agreements were terminated (except with respect to certain confidentiality provisions); and (d) the parties executed mutual general releases.

     In the opinion of management, the terms of the above-described agreements are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during Fiscal 1997, its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

                  RELATIONSHIP OF THE COMPANY WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     KMPG Peat Marwick LLP ("KMPG") was previously the principal accountants for the Company. On October 15, 1997, KMPG's appointment as principal accountants was terminated. The decisions to change accountants was made by the Company's Chief Executive Officer and ratified by the Board of Directors of the Company.

     In connection with the audits of the two fiscal years ended June 30, 1997, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The audit reports of KPMG on the consolidated financial statements of Graphix Zone, Inc. and subsidiaries as of and for the years ended June 30, 1997 and 1996 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as stated in the following paragraph.

     KPMG's auditors' report on the consolidated financial statements of Graphix Zone, Inc. and subsidiaries as of and for the years ended June 30, 1997 and 1996, contained a separate paragraph stating that the "accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and does not have the necessary funds to pay its secured and unsecured debt obligations. In addition, the Company has received two Notices of Default from its senior secured lender and has taken steps to cease its principal business operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 17. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty."

     KPMG has furnished a letter indicating agreement with the foregoing, except that KPMG stated therein that they were not in a position to agree or disagree with the Company's statement that the decision to change accountants was made by the Company's Chief Executive Officer and ratified by the Board of Directors of the Company.

     The Company does not expect that representatives of KPMG will be present at the Annual Meeting; however, if representatives of KPMG are present, they will have an opportunity to make a statement if they desire to do so and would be expected to be available to respond to appropriate questions.

     The Company has not yet selected a firm of independent certified public accountants for the current fiscal year but is in the process of interviewing firms. If the Company selects a new principal accountant prior to the Annual Meeting, representatives of such firm will be expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to submit proposals to the Company's stockholders at the annual meeting of stockholders to be held in 1998 must submit such proposals to the Company no later than June 30, 1998 in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement.

                                 ANNUAL REPORT

     A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR (THE "FORM 10-K"), INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED BY EACH STOCKHOLDER OF RECORD (AND EACH BENEFICIAL HOLDER) ON THE RECORD DATE, WITHOUT CHARGE. COPIES OF EXHIBITS TO THE FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE WILL BE CHARGED TO A STOCKHOLDER REQUESTING EXHIBITS. ALL SUCH REQUESTS SHOULD BE MADE IN WRITING TO THE COMPANY AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT, ATTENTION: MS. CARRIE STYLE, SECRETARY.

                                          By Order of the Board of Directors,

                                          /s/ DAVID J. HIRSCHHORN

                                          David J. Hirschhorn
                                          Chairman of the Board

Santa Ana, California
October 28, 1997

PROXY
                PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                               GRAPHIX ZONE, INC.

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
               DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

(the "Company"), hereby appoints David J. Hirschhorn, Douglas McCrary, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 16, 1997, and at any and all adjournments, to vote all shares of the capital stock of said Company (including shares of Common Stock and Series C Convertible Preferred Stock) held of record by the undersigned on October 22, 1997, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

       (CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

                               GRAPHIX ZONE, INC.

PLEASE MARK YOUR VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. M

 THE LISTED NOMINEES HAVE BEEN PROPOSED BY THE COMPANY. THE BOARD OF DIRECTORS
                  RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED.

1. ELECTION OF DIRECTORS                                                      FOR
 Nominees for election to the Board of Directors:     all the nominees listed (except as indicated to the
 David J. Hirschhorn and Kevin P. Genda                                    contrary)
                                                                              [ ]

1. ELECTION OF DIRECTORS                                               WITHHOLD AUTHORITY
 David J. Hirschhorn and Kevin P. Genda                                       [ ]

 Nominees for election to the Board of Directors:             to vote for all the nominees listed

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's(s') name(s) on the space provided below.)

--------------------------------------------------------------------------------

2. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting

                                                       I PLAN TO ATTEND THE
                                                       MEETING. [ ]

                                                       Dated:             , 1997

                                                       -------------------------

                                                       -------------------------
                                                       (Signature)

                                                       -------------------------
                                                       (Signature)

                                                       Please date this Proxy
                                                       and sign exactly as your
                                                       name appears hereon. When
                                                       signing as attorney,
                                                       executor, administrator,
                                                       trustee or guardian,
                                                       please give your full
                                                       title. If there is more
                                                       than one trustee, all
                                                       should sign. All joint
                                                       owners should sign.